Exhibit 99.1

Media Contact:
Steve Sabicer
714-907-6264
ssabicer@thesabicergroup.com

Investor Contact:
Susan Morrison
858-366-6900 x7005
IR@tandemdiabetes.com

FOR IMMEDIATE RELEASE
Tandem Diabetes Care Announces First Quarter 2020 Financial Results
Second Quarter 2020 Sales Guidance Provided, Annual Guidance Withdrawn

San Diego, April 30, 2020, - Tandem Diabetes Care, Inc. (NASDAQ: TNDM), a leading insulin delivery and diabetes technology company, today reported its financial results for the quarter ended March 31, 2020. In addition, due to the unknown depth and duration of the COVID-19 pandemic, the Company provided sales guidance for the second quarter 2020 and has withdrawn its financial guidance for the year ending December 31, 2020.

First Quarter 2020 Highlights

In comparing the first quarter of 2020 to the same period of 2019:

•	Worldwide pump shipments increased 18 percent to 17,378 pumps from 14,732 pumps

•	Sales increased 48 percent to $97.9 million from $66.0 million

•	Gross margin for both periods was 51 percent

•	Adjusted EBITDA(1) improved to 4 percent of sales from less than 1 percent of sales

“In the face of the current pandemic, our employees have demonstrated incredible flexibility and adaptability to prioritize the wellbeing of the diabetes community,” said John Sheridan, president and chief executive officer. “We delivered robust financial results in the first quarter and continue to support the needs of our customers and their healthcare providers through our products, systems and services, which were designed with modern features that provide even greater benefit in this environment.”

First Quarter 2020 Financial Results

Domestic pump shipments increased 36 percent to 13,158 pumps in the first quarter of 2020 from 9,669 pumps in the same period of 2019. Domestic sales were $79.5 million, or an increase of 46 percent compared to $54.7 million in the first quarter of 2019. International pump shipments decreased 17 percent to 4,220 pumps in the first quarter of 2020 from 5,063 pumps in the same period of 2019. International sales were $18.4 million, or an increase of 62 percent compared to $11.3 million in the first quarter of 2019.

Gross profit for the first quarter of 2020 increased 51 percent to $50.3 million, compared to $33.4 million for the same period of 2019. Gross margin was 51 percent for both periods. These included a non-cash stock-based compensation charge of $2.2 million in the first quarter of 2020 compared to $1.1 million for the same period of 2019, or 2 percent of sales in both periods.

Exhibit 99.1

For the first quarter of 2020, operating expenses totaled $63.8 million, compared to $44.4 million for the same period of 2019. Operating expenses included a non-cash charge for stock-based compensation of $13.7 million, compared to stock-based compensation of $8.7 million for the same period of 2019. Operating loss totaled $13.6 million, compared to $11.0 million for the same period of 2019. Operating margin for the first quarter of 2020 improved to negative 14 percent compared to negative 17 percent for the same period of 2019. For the first quarter of 2020, adjusted EBITDA(1) was $4.1 million, or 4 percent of sales, compared to $0.3 million, or less than 1 percent of sales, for the same period of 2019.

Net loss for the first quarter of 2020 was $14.9 million, which included a $1.9 million non-cash charge for the change in fair value of certain outstanding warrants. This compared to a net loss of $23.0 million for the first quarter of 2019, which included a $12.7 million non-cash charge for the change in fair value of certain warrants outstanding at that time.

(1) EBITDA is a non-GAAP financial measure defined as net income (loss) excluding income taxes, interest and other non-operating items and depreciation and amortization. Adjusted EBITDA further adjusts for the change in fair value of common stock warrants and non-cash stock-based compensation expense. This definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key measure used by the Company to evaluate operating performance, generate future operating plans and make strategic decisions for the allocation of capital. The Company presents Adjusted EBITDA to provide information that may assist investors in understanding its financial results. However, Adjusted EBITDA is not intended to be a substitute for net loss.

Cash Balance and Liquidity

As of March 31, 2020, the Company had $160.2 million in cash, cash equivalents and short-term investments. This represents a $16.3 million decrease in the first quarter of 2020.

2020 Guidance
“Even in this challenging environment, we still anticipate domestic growth compared to the second quarter of last year based on the overwhelmingly positive customer feedback on our t:slim X2 with Control-IQ technology,” said Leigh Vosseller, executive vice president and chief financial officer. “We feel it is prudent to focus our guidance on the near term taking into consideration the unpredictable impact of the current pandemic on our business operations.”

For the quarter ending June 30, 2020, sales are estimated to be at least $85 million, including international sales of approximately $10 million. For the year ending December 31, 2020, the Company has withdrawn its financial guidance.

Non-GAAP Financial Measures

Certain non-GAAP financial measures are presented in this press release, including adjusted EBITDA, to provide information that may assist investors in understanding the Company’s financial results and assessing its prospects for future performance. We believe these non-GAAP financial measures are important indicators of our operating performance because they exclude items that are unrelated to, and may not be indicative of, our core operating results. These non-GAAP financial measures, as we calculate them, may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to the Company. These non-GAAP financial results are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent we utilize such non-GAAP financial measures in the future, we expect to calculate them using a consistent method from period to period. A reconciliation of each of the GAAP financial measures to the most directly comparable non-GAAP financial measures has been provided under the heading “Reconciliation of GAAP versus Non-GAAP Financial Results” in the financial statement tables attached to this press release. Consistent with SEC regulations, we have not provided a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in reliance on the “unreasonable efforts” exception set forth in the applicable regulations, because there is substantial uncertainty associated with predicting any future adjustments that we may make to our GAAP financial measures in calculating our non-GAAP financial measures.

Conference Call

The Company will hold a conference call and simultaneous webcast today at 4:30pm Eastern Time (1:30pm Pacific Time). The link to the webcast will be available by accessing the Events & Presentations tab in the Investor Center of the Tandem Diabetes Care website at http://investor.tandemdiabetes.com, and will be archived for 30 days. To listen to the conference call via phone, please dial 855-427-4396 (U.S./Canada) or 484-756-4261 (International) and use the participant code “2116108.”

Exhibit 99.1

About Tandem Diabetes Care, Inc.

Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company dedicated to improving the lives of people with diabetes through relentless innovation and revolutionary customer experience. The Company takes an innovative, user-centric approach to the design, development and commercialization of products for people with diabetes who use insulin. Tandem’s flagship product, the t:slim X2 insulin pump, is capable of remote software updates using a personal computer and features integrated continuous glucose monitoring. Tandem is based in San Diego, California.

Tandem Diabetes Care is a registered trademark and t:slim X2 and Control-IQ are trademarks of Tandem Diabetes Care, Inc.

Follow Tandem Diabetes Care on Twitter @tandemdiabetes; use #tslimX2 and $TNDM.
Follow Tandem Diabetes Care on Facebook at www.facebook.com/TandemDiabetes.
Follow Tandem Diabetes Care on LinkedIn at https://www.linkedin.com/company/tandemdiabetes.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements include statements regarding, among other things, the Company’s projected financial results and the Company’s ability to continue to support the needs of our customers and their healthcare providers, sustain our existing business operations and deliver domestic sales growth during the COVID-19 pandemic. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties. For instance, the Company’s ability to achieve projected financial results, including its sales and profitability goals, will be impacted by market acceptance of the Company’s existing products and products under development by physicians and people with diabetes; the Company’s ability to establish and sustain operations to support international sales, including expansion into additional geographies; changes in reimbursement rates or insurance coverage for the Company’s products; the Company’s ability to meet increasing operational and infrastructure requirements from higher customer interest and a larger base of existing customers; the Company’s ability to complete the development and launch new products when anticipated; the potential that newer products, or other technological breakthroughs for the monitoring, treatment or prevention of diabetes, may render the Company’s products obsolete or less desirable; the depth and duration of the evolving COVID-19 pandemic, and the global response thereto; reliance on third-party relationships, such as outsourcing and supplier arrangements; global economics conditions; and other risks identified in the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other documents that the Company files with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Tandem undertakes no obligation to update or review any forward-looking statement in this press release because of new information, future events or other factors.

# # #

Exhibit 99.1

TANDEM DIABETES CARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2020	2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents and short-term investments	$160,208	$176,458
Accounts receivable, net	53,962	46,585
Inventories	60,469	49,073
Other current assets	6,234	4,025
Total current assets	280,873	276,141

Property and equipment, net	37,626	32,923
Operating lease right-of-use assets	23,014	15,561
Other long term assets	1,814	1,485
Total assets	$343,327	$326,110
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, accrued expenses and employee-related liabilities	49,738	54,079
Deferred revenue	4,377	3,869
Common stock warrants	25,290	23,509
Operating lease liabilities	8,320	6,320
Other current liabilities	11,922	11,619
Total current liabilities	99,647	99,396

Operating lease liabilities - long-term	19,547	14,063
Other long-term liabilities	16,957	17,672
Total liabilities	136,151	131,131

Total stockholders’ equity	207,176	194,979
Total liabilities and stockholders’ equity	$343,327	$326,110

Exhibit 99.1

TANDEM DIABETES CARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	(Unaudited)
	Three Months Ended March 31,
	2020	2019
Sales	$97,926	$65,995
Cost of sales	47,665	32,642
Gross profit	50,261	33,353
Operating expenses:
Selling, general and administrative	49,717	34,961
Research and development	14,117	9,389
Total operating expenses	63,834	44,350
Operating loss	(13,573)	(10,997)
Total other expense, net	(1,196)	(11,995)
Loss before income taxes	(14,769)	(22,992)
Income tax expense	98	—
Net loss	$(14,867)	$(22,992)

Net loss per share, basic and diluted	$(0.25)	$(0.40)
Weighted average shares used to compute basic and diluted net loss per share	59,740	57,771

Exhibit 99.1

Reconciliation of GAAP versus Non-GAAP Financial Results

(in thousands)	Three Months Ended March 31,
	2020	2019
GAAP net loss	$(14,867)	$(22,992)
Income tax expense	98	—
Other income, net	(726)	(751)
Depreciation and amortization	1,830	1,438
EBITDA	(13,665)	(22,305)
Change in fair value of common stock warrants	1,922	12,746
Stock-based compensation expense	15,865	9,834
Adjusted EBITDA	$4,122	$275